Exhibit 99.1

As a global business, we are subject to risks associated with our non-U.S. operations that are not present in the United States.

We conduct our business on a global basis, with approximately 72% of our net sales for the LTM Period occurring outside the United States. We anticipate that international sales will continue to represent a substantial portion of our net sales and that our strategy for continued growth and profitability will entail further international expansion, particularly in emerging markets. Changes in local and regional economic conditions could affect product demand in our non-U.S. operations, including our Venezuelan operations. Specifically, our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include, but are not limited to, changes in a country’s or region’s social, economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, restrictions on currency exchange activities, burdensome taxes and tariffs and other trade barriers, as well as the imposition of economic or other trade sanctions, each of which could impact our ability to do business in certain jurisdictions or with certain persons. Our international operations also present risks associated with terrorism, political hostilities, war and other civil disturbances, the occurrence of which could lead to reduced net sales and profitability. Our international sales and operations are also sensitive to changes in foreign national priorities, including government budgets.

Our day-to-day operations outside the United States are subject to cultural and language barriers and the need to adopt different business practices in different geographic areas. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.

Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of, dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. In particular, our operations in Brazil, China, India and Venezuela where we maintain local currency cash balances are subject to import authorization or pricing controls.

Since December 2014, we have utilized Venezuela’s Complementary System of Foreign Currency Administration (“SICAD I”) to translate our Venezuelan subsidiary’s financial statements into U.S. dollars. As a result of the continued challenging economic conditions in Venezuela, we have re-evaluated the exchange rate used for our Venezuelan subsidiary’s operations, including the impact on our non-U.S. dollar denominated monetary and non-monetary assets and liabilities. We believe that the equity of our Venezuelan subsidiary would be realized through a dividend utilizing the Marginal Foreign Exchange System (“SIMADI”) auction process due to the current illiquidity of SICAD I. Accordingly, as of June 30, 2015, we changed our foreign exchange rate to SIMADI, which currently approximates 197 Venezuelan Bolivars to 1 USD. The SIMADI rate compares to the SICAD I rate of 12 Venezuelan Bolivars to 1 USD. For additional information, see Note 9 to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

We expect that this change in the exchange rate and the associated remeasurement will have a negative financial impact on our Venezuelan subsidiary’s non-U.S. dollar denominated net monetary assets, but we do not know the magnitude of the impact at this time. We are also currently assessing whether a potential impairment exists with respect to our non-monetary assets held by our Venezuelan subsidiary as a result of this change. Such assets are principally comprised of a Real Estate investment, Plant, Property & Equipment, and definite-lived intangible assets which represent approximately $158.7 million as of June 30, 2015. Based on our preliminary analysis, we believe the impact of this translation rate change will have a significant, non-cash impact on the current carrying value of our Real Estate investment which is currently $52.6 million of the $158.7 million as of June 30, 2015. As of the date of this prospectus, our impairment assessment on the remainder of our non-monetary assets has not been completed.

Our results of operations and/or financial condition could be adversely impacted, possibly materially, if we are unable to successfully manage these and other risks of international operations in a volatile environment.